Exhibit 99(c)(3)

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[GRAPHIC]

Confidential Discussion Materials Prepared for:

The Special Committee of the Board of Directors Regarding Project Slap Shot

November 17, 2005

[LOGO]

Global Markets & Investment Banking Group

CONFIDENTIAL

Project Slap Shot

Presentation to the Special Committee of the Board of Directors

Table of Contents

1. Overview of Leonard Green Offer

2. Perspectives on Current Market Valuation

3. Analysis of Current Proposal vs. Alternatives

4. Key Considerations and Special Committee Response Options

Appendix

[LOGO]

Merrill Lynch prohibits (a) employees from, directly or indirectly, offering a favorable research rating or specific price target, or offering to change such rating or price target, as consideration or inducement for the receipt of business or for compensation, and (b) Research Analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investor clients.

[GRAPHIC]

Overview of Leonard Green Offer

Overview of Leonard Green Offer

Summary of Proposal

Offer Dated October 24, 2005

•                  Offer Price:

•                  $34.00 in cash per share

•                  Financing:

•                  Combination of senior secured debt, high yield notes and Leonard Green & Partners (“LGP”) equity

•                  LGP has indicated that it has obtained financing commitments to provide the full amount of debt financing necessary to complete the transaction

•                  LGP has stated that it will assume financing risk through the holiday season

•                  Conditions to Proposal:

•                  Reaching an agreement with the ongoing management of TSA with respect to their investments and equity position in TSA and their continuing roles as managers of the Company

•                  Completion of confirmatory legal and accounting due diligence

•                  Negotiation of a satisfactory purchase and sale agreement with standard representation and warranties

•                  Offer letter indicates that proposal is withdrawn upon the public disclosure of its existence and its relevant terms

•                  Role of Management:

•                  LGP intends to retain all existing TSA management and employees

•                  Stated intention to offer certain key executives the opportunity to be significant shareholders in TSA going forward

•                  Timing:

•                  Estimated 20 days for accounting and legal advisors to complete accounting and legal due diligence

Recent Stock Price Performance and Premium Implied by LGP Offer

Stock Price Since September 20, 2004 (1)

Trading Volume

Average Since Day of Current Offer	476,160
30-Day Average	511,339
1-Year Average	554,485
On 11/7/05	1,391,100

Stock Price Performance

	S&P 500	DKS	TSA
Since Day of Current Offer	3%	2%	10%
Last Month	5%	12%	17%
Last Year	6%	(17)%	18%
Since Merger Close(2)	26%	83%	7%

Premium / (Discount)

Represented by $34.00 Offer Price:

	$	%
Closing Price on 11/11/05	$2.52	8%
Day of Current Offer	5.25	18%
30-Day Average	5.48	19%
1-Year Average	5.40	19%
Average Since Merger Close(2)	2.61	8%
5-Year Average	8.81	35%

[CHART]

Source:  FactSet data as of November 11, 2005.

Note:                  Percentage in boxes represents premium to price of the previous day.

(1)                               Represents day prior to original Leonard Green offer of $27.50 submitted on 9/21/04.

(2)                               TSA/Gart Sports merger became effective on 8/4/03.

Implied Multiples Analysis

(Dollars in Millions, Except per Share Data)

		Offer Premium to
			Day of			Transaction Value		Offer Value as a Multiple of EPS(4)
		11/11/05	LGP Offer	Offer	Transaction	as a Multiple of		2005E				2006E
	Offer Price	($31.48)	($28.75)	Value (1)	Value (2)	2005E EBITDA (3)		Street		Mgmt		Street		Mgmt

As of Day of Current Offer (10/24/05):	$28.75	—	—	$775	$1,088	6.0	x	14.4	x	14.2	x	12.6	x	12.8	x

As of 11/11/05:	31.48	—	10%	852	1,165	6.5		15.7		15.5		13.8		14.0

LGP Offer:	34.00	8%	18%	922	1,236	6.9		17.0		16.7		14.9		15.1

	35.00	11%	22%	951	1,264	7.0		17.5		17.2		15.4		15.6

	36.00	14%	25%	979	1,292	7.2		18.0		17.7		15.8		16.0

	37.00	18%	29%	1,007	1,321	7.3		18.5		18.2		16.2		16.4

	38.00	21%	32%	1,036	1,349	7.5		19.0		18.7		16.7		16.9

	39.00	24%	36%	1,064	1,378	7.6		19.5		19.2		17.1		17.3

	40.00	27%	39%	1,092	1,406	7.8		20.0		19.7		17.5		17.8

TSA’s Statistics						$180		$2.00		$2.03		$2.28		$2.25

(1)       Based on treasury stock method. Source: primary shares outstanding as of July 31, 2005 of 26.2 million per form 10-Q and 2.2 million options outstanding with an effective average strike price of $19.83 as of January 31, 2005 per form 10-K.

(2)       Net debt as of July 31, 2005 per form 10-Q.

(3)       Based on management estimates.

(4)       Street numbers based upon First Call consensus estimates; Management numbers based upon indications from Company management; 2006E EPS does not include impact of 53rd week.

Change in Management Projections Since Last Year

Revenue

(Dollars in millions)

[CHART]

EPS

[CHART]

EBITDA

(Dollars in millions)

[CHART]

Free Cash Flow

(Dollars in millions)

[CHART]

Change in Implied Valuation and Multiples Since Last Year

Dollars in Millions, Except per Share Data

	November 2004 (1)		November 2005		Variance

Offer Price	$31.00		$34.00
Shares	26.8		27.1
Equity Value	$830		$922		11%

Net Debt	$359		$314		(13)%
Enterprise Value	$1,190		$1,236		4%

Trailing EBITDA	$158		$180		14%
EBITDA Multiple	7.5	x	6.9	x

Forward EPS	$2.22		$2.25		1%
P/E Multiple	14.0	x	15.1	x

(1)       Based on Leonard Green offer of $31.00 per share as of November 17, 2004.

[GRAPHIC]

Perspectives on Current Market Valuation

Perspectives on Current Market Valuation

Current Equity Research Analyst Perspective

					Present	Prem / (Disc)
				Stated	Value of	to Price on
		Rating		Price	Price	Day Prior to	EPS
Date	Firm / Analyst	TSA	DKS	Target	Target (1)	Report Date (2)	3Q05	4Q05	2005E	2006E

11/14/05	Wachovia Securities Ralph E. Jean	Neutral	Buy	—	—	—	$0.08	$1.02	$1.93	$2.10

11/14/05	Susquehanna Financial Group John J. Shanley	Buy	Buy	—	—	—	0.09	1.11	2.03	2.33

11/11/05	Legg Mason David A. Schick	Buy	Neutral	$35	$31	29%	0.08	1.07	1.98	2.36

11/11/05	Thomas Weisel Partners Jim Duffy	Neutral	Buy	—	—	—	0.04	1.00	1.89	2.10

11/07/05	Sidoti & Company Anthony Lebiedzinski	Buy	Neutral	39	—	41%	0.10	1.05	1.97	2.32

11/01/05	Harris Nesbitt Sean P. McGowan	Neutral	Buy	32	—	3%	0.06	1.09	1.98	2.20

10/27/05	SunTrust Robinson Humphrey David G. Magee	Neutral	Buy	—	—	—	0.09	1.11	2.02	2.35

10/12/05	Brean Murray Michael McTighe	Buy	Buy	39	34	46%	0.10	1.11	2.03	2.29

10/10/05	Deutsche Bank Jason West	Buy	Neutral	38	33	37%	0.09	1.09	2.01	2.25

08/19/05	Banc of America Robert F. Ohmes	Neutral	Buy	32	28	4%	0.11	1.11	2.05	2.30

08/19/05	Caris & Company Claire Armstrong Gallach	Buy	Buy	—	—	—	0.09	1.08	2.00	2.32

08/19/05	Credit Suisse First Boston Gary Balter	Buy	Buy	40	35	30%	0.11	1.03	2.00	2.34

08/19/05	Friedman, Billings, Ramsey Jeff Sonnek	Buy	Neutral	37	—	20%	0.10	1.10	2.03	2.37

08/19/05	Morgan Keegan John R. Lawrence	Buy	—	—	—	—	0.09	1.09	2.01	—

08/18/05	JP Morgan Charles Grom	Buy	Neutral	—	—	—	0.09	1.13	2.05	2.20
		[CHART]	[CHART]

First Call Consensus EPS	$37	(3)	$33	(3)	26	%(3)	$0.09	$1.07	$2.00	$2.28

Management Estimates							$0.12	$1.07	$2.03	$2.25	(4)

Management Estimates Above / (Below) Street							33%	—	2%	(1)%

Source: Bloomberg.

(1)       For research reports where price target date was disclosed; price discounted at an assumed cost of equity of 14%.

(2)       Reflects premium / (discount) to stated target price.

(3)       Represents average of above.

(4)       Does not include impact of 53rd week.

Comparable Company Operating Metrics and Valuation

Relative Operating Metrics

LTM EBIT Margin	5-Year Growth Rate (1)	Sales per Square Foot (2)

[CHART]	[CHART]	[CHART]

Relative Valuation

2006 P/E (3)	2006 PEG (3)	EV/2005 EBITDA (3)

[CHART]	[CHART]	[CHART]

Note:  As of November 11, 2005.

(1)       Source: I/B/E/S estimates.

(2)       Source: Company filings and Wall Street research. Latest fiscal year data.

(3)       Earnings estimates based on First Call and Wall Street research calendarized to December or closest month thereafter. EBITDA multiple for TSA based on Wall Street research dated October 12, 2005.

(4)       Represents 2005 P/E, 2005 PEG and 2004 EBITDA multiple.

Comparable Store Sales Analysis vs. Peer Group

Comp store sales have lagged those of competitors, but remodeling a significant percentage of the store base aims to address this issue

Since Merger

The Sports Authority	Gander Mountain

[CHART]	[CHART]

Big 5	Hibbett Sports

[CHART]	[CHART]

Dick’s	Sport Chalet (1)

[CHART]	[CHART]

Source:  Company filings and Wall Street research. Management projections for TSA.

(1)                               Fiscal year ends March of following year.

Historical Rolling 1-Year Forward P/E Multiple Analysis

Since Merger

Premium / (Discount) to S&P Multiple

	TSA Multiple		Prem. / (Disc.)
As of Close on 11/11/05	14.2	x	(20)%
Last Month Average	12.8		(25)%
Last Year Average	13.3		(27)%
Average Since 8/4/03 Merger Close	13.2		(30)%
Current Offer	15.4		(11)%

[CHART]

Source:  FactSet data as of November 11, 2005.

[GRAPHIC]

Analysis of Current Proposal vs. Alternatives

Analysis of Current Proposal vs. Alternatives

Overview of Principal Strategic Options

	Continue to Execute Current Plan	Recapitalization (Large Share Repurchase)	Sale to Financial Sponsor	Sale to Strategic Buyer

Key Considerations:	(+) Turnaround plan can still deliver value to existing shareholders (+) Less execution risk (management additions)	(+) Significant EPS accretion (+) Sends strong signal to public market	(+) Could deliver significant premium to current market price (+) Delivers cash (+) Capitalizes on strong leveraged finance market	(+) May reduce execution risk (+) Potential to capture value in excess of sale to a financial sponsor given synergy opportunity

	(-) Earnings growth below expected cost of equity (-) Turnaround already priced into stock, for the most part	(-) Potential enhancement to current plan but not a solution in itself (-) Reduces float and adds additional leverage (-) Stock trades at relatively high multiples, compared to historical performance	(-) If Special Committee’s view of turnaround potential and confidence in it is high, offer may not fully factor in turnaround potential (-) Holiday risk	(-) Short list of potential buyers (-) Not timely for most likely strategic buyer (-) Anti-trust/divestiture risk

Summary Financial Projections

(Dollars in Millions, Except per Share Data)

					ML IBK Projections		CAGR (‘05 -’09)
	Fiscal Year Ending January 31 of the Following Year						Current	Projections
	2005E	2006E (1)	2007E	2008E	2009E	2010E	Projections	as of Nov-04
Income Statement

Revenue	$2,506	$2,636	$2,760	$2,881	$3,011	$3,147	4.7%	6.0%
% Growth	2.9%	5.2%	4.7%	4.4%	4.5%	4.5%

Gross Profit	707	753	797	842	882	922	5.7%	7.1%
% Margin	28.2%	28.6%	28.9%	29.2%	29.3%	29.3%

EBITDA	180	199	220	241	256	267	9.1%	13.3%
% Margin	7.2%	7.5%	8.0%	8.4%	8.5%	8.5%

EBIT	112	124	136	149	161	169	9.4%	16.8%
% Margin	4.5%	4.7%	4.9%	5.2%	5.3%	5.4%

Net Income	54	62	70	79	88	98	12.9%	21.1%
% Margin	2.2%	2.3%	2.5%	2.8%	2.9%	3.1%

EPS	$2.03	$2.25	$2.47	$2.69	$2.94	$3.20	9.6%	17.1%
% Growth	13.4%	10.7%	9.6%	9.2%	9.0%	9.0%

Comp Store Sales	1.0%	3.0%	2.0%	2.0%

Cash Flow Information
Capital Expenditures	(85)	(72)	(70)	(70)	(70)	(70)
Change in Working Capital	2	(19)	3	(8)	(7)	(4)
Deferred Taxes	33	38	5	5	6	7

Unlevered Free Cash Flow (2)	$86	$97	$105	$110	$122	$133

Unlevered Free Cash Flow (3)	$88	$91	$103	$99	$121

Source: Company management for 2005-2008 and ML IBK estimates for 2009-2010.

(1)       Does not include impact of 53rd week.

(2)       Defined as tax-effected EBIT plus depreciation & amortization, less capital expenditures, changes in working capital and changes in deferred tax assets.

(3)       Based on Management Base Case projections from November 2004.

Summary of Implied Valuation

(Valuation Analyses Based on Management Estimates)

[CHART]

(1)       Assumes 12.0% – 14.0% discount rate range and 6.0x – 7.0x terminal EBITDA multiple range.

(2)       Assumes 14.0% discount rate (cost of equity) and based on current forward P/E multiple of 13.8x.

(3)       Assumes $100 million share repurchase executed on January 31, 2006 at a 10% premium to the share price as of November 11, 2005. Funded with debt at 8.5%.

(4)       Reflects a 25% – 35% rate of return to the sponsor, based on Company projections, assuming a 6.5x terminal EBITDA multiple.

(5)       Assumes $3.00 per share premium to financial sponsor transaction.

Discounted Cash Flow Analysis

(Dollars in Millions, Except per Share Data)

Discount	PV of Cash Flows	Enterprise Value
Rate	2006-2010	6.0x	6.5x	7.0x
12.0%	$406	$1,316	$1,392	$1,468
13.0%	395	1,266	1,339	1,411
14.0%	385	1,219	1,288	1,358

Discount		Equity Value Per Share			Equivalent Perpetual Growth Rate
Rate	Net Debt (1)	6.0x	6.5x	7.0x	6.0x	6.5x	7.0x

12.0%	$314	$37.14	$39.95	$42.76	2.6%	3.3%	3.9%

13.0%	314	35.29	37.98	40.67	3.5%	4.2%	4.8%

14.0%	314	33.53	36.10	38.68	4.5%	5.1%	5.7%

Source: TSA Management Projections.

(1)       Based on most recent 10Q filing.

Continue to Execute Current Plan

EPS Estimates (1)	Potential Future Share Price (2) (At the End of Each Year)

[CHART]	[CHART]

Present Value of Share Price (3) (As of 1/31/06)

[CHART]

Prem./(Disc.) To Offer Price at:

Current Multiple	(12)%	(17)%	(19)%	(23)%

Note:                  Year represents calendar year. Fiscal year ends January following the calendar year.

(1)                               Based on estimates per Management projections and ML IBK estimates.

(2)                               Based on current one year forward trading multiple of 13.8x.

(3)                               Discount rate based on an assumed cost of equity of 14%.

Recapitalization ($100mm Share Repurchase)

EPS Estimates (1)	Potential Future Share Price (2) (At the End of Each Year)

[CHART]	[CHART]

Present Value of Share Price (3) (As of 1/31/06)

[CHART]

Prem./(Disc.) To Offer Price at:

Current Multiple	(9)%	(13)%	(16)%	(20)%

Note:                  Year represents calendar year. Fiscal year ends January following the calendar year.

(1)                               Assumes $100 million share repurchase executed on January 31, 2006 at a 10% premium to the share price as of November 11, 2005. Funded with debt at 8.5%.

(2)                               Based on current one year forward trading multiple of 13.8x.

(3)                               Discount rate based on an assumed cost of equity of 14%.

LBO Analysis at $34.00 Offer Price

(Dollars in Millions, Except per Share Data)

Sources and Uses

Sources

	Amount	Percent	Coupon
ABL revolver	$250	20%	L + 1.50%
Senior term loan	450	37%	L + 2.75%
Senior sub debentures	150	12%	10.50%
Equity	372	30%
Total sources	$1,222

Uses

	Amount	Percent
Purchase of equity	$949	78%
Refinancing of debt	250	20%
Transaction costs	10	1%
Frinancing fees	13	1%
Total uses	$1,222

Credit Statistics

	Out of the Box		Year 3		Year 5
EBITDAR (2)	$389		$436		$452
EBITDA	180		241		267
EBITDA / Interest	3.2	x	4.9	x	7.5	x
EBITDA-CapEx / Interest	1.7	x	3.5	x	5.6	x
Adjusted Debt / EBITDAR (3)	6.5	x	5.0	x	4.2	x
Debt / EBITDA	4.7	x	2.5	x	1.5	x
Total Senior Debt PayDown	$0		$239		$446
Senior Debt / EBITDA	3.9	x	1.9	x	0.9	x

Transaction Summary

Purchase price	$34.00
Diluted shares outstanding	27.913
Purchase of equity	$949

Transacation costs	$10

Financing fees of debt
ABL	0.75%
Senior term loan	1.50%
Senior sub debentures	3.00%

Transaction Multiples

Enterprise Value (1)	$1,173

Enterprise Value / 2005E EBITDA	6.5	x
Enterprise Value / 2006E EBITDA	5.7	x

Returns on Equity

Exit Multiple	3 Year	4 Year	5 Year
6.0x	32%	29%	27%
6.5x	38%	33%	30%
7.0x	44%	37%	32%

(1)       Enterprise value is net of cash and options proceeds.

(2)       Schedule of rent expense sourced from Company’s most recent 10K.

(3)       Adjusted debt equals total debt outstanding plus 8.0x annual rent expense.

Sale to Financial Sponsor

(Dollars in Millions, Except per Share Data)

Offer	Gross	Equity	Year 5 Returns at 2010E EBITDA Exit Multiple of:			5 Year Term	Equity as a % of
Price	Borrowings	Investment	6.0x	6.5x	7.0x	Debt Paydown	Total Sources

$31.75	$850	$307	32%	35%	37%	100%	27%

$32.00	850	314	31%	34%	37%	100%	27%

$33.00	850	343	29%	32%	34%	100%	29%

$34.00	850	372	27%	30%	32%	100%	30%

$35.00	850	401	25%	28%	30%	100%	32%

$36.00	850	430	23%	26%	28%	100%	34%

$36.50	850	445	22%	25%	27%	100%	34%

[GRAPHIC]

Key Considerations and Special Committee Response Options

Key Considerations and Special Committee Response Options

Key Considerations

Key Considerations

Market Check

•                  Current offer vs. long term accretion for shareholders (i.e. present value)

•                  Pre or post announcement

•                  Maintain confidentiality and control potential leaks

Certainty of Close

•                  Tight financing documents and tight MAC

•                  Understand implications of financing through holiday season

•                  Reverse breakup fee?

Negotiations with LGP

•                  Understand how much value left in LGP pocket

•                  Seek favorable Special Committee terms

•                  Majority of minority vote

•                  No right to match

•                  Post announcement shopping?

Response Options

Decline to Pursue at this Time and Reassess in Q1	Negotiate with LGP	Explore Other Alternatives

(+) Board will have greater clarity on Christmas results (+) Holiday season not that far off

(+)  Delivers cash at premium to current market price and significant premium to recent and longer-term average stock price levels

(+)  Capitalizes on current strength in leveraged finance market

(+/-)  Structure process to wait and   see holiday outcome or, alternatively, shift holiday risk entirely to LGP by announcing in December

(+) Provides maximum time and ability to explore other alternatives (+) Creates competitive dynamic for LGP

(-)  Risk that LGP deal will not be available in Q1

(-)  Risk that leveraged finance market will not be as strong

(-)  Q4 miss could put pressure on stock price

(-)  Street gives full credit to internal management estimates for Q4

(-) Signing and announcing deal at a time that is inopportune for most likely strategic buyer (-) Potential management distraction during key holiday season

(-)  Creates highest level of management distractions through critical holiday season

(-)  Sharing of certain competitively sensitive information with strategic suitor

(-)  Having a specific deal on the table could motivate strategic suitor to put best foot forward

[GRAPHIC]

Appendix

Appendix

Weighted Average Cost of Capital

Macroeconomic Assumptions

Ten Year Government Bond Yield at (11/11/05)	4.57%
Historical Risk Premium (1)	7.20%
Size Premium (1)	1.75%
Estimated Future Market Return	13.5%

Comparable Companies	Levered Beta (2)	Total Debt to Equity (3)	Unlevered Beta (4)	Levered Return	Unlevered Return (5)
Big 5	1.54	19.3%	1.37	18.4%	16.8%
Cabela’s	0.65	24.8%	0.56	10.4%	9.6%
Dick’s	1.40	16.9%	1.26	17.1%	15.9%
Gander Mountain	1.19	250.2%	0.45	15.2%	8.6%
Hibbett	1.03	0.0%	1.03	13.8%	13.8%
Sport Chalet	0.65	0.0%	0.65	10.4%	10.4%
Average		51.9%	0.89	14.2%	12.5%
Sports Authority	1.31	40.5%	1.05	16.3%	14.0%

Capital Structures

Total Debt/	Total Debt/	Levered Cost of Equity at Various Unlevered Beta and Capital Structures (6)
Capitalization	Equity	0.85	0.90	0.95	1.00	1.05
0.0%	0.0%	12.2%	12.6%	13.1%	13.5%	14.0%
5.5%	10.0%	12.7%	13.1%	13.6%	14.1%	14.6%
10.5%	20.0%	13.2%	13.7%	14.2%	14.7%	15.2%
15.0%	30.0%	13.6%	14.2%	14.7%	15.2%	15.8%
19.0%	40.0%	14.1%	14.7%	15.3%	15.8%	16.4%

Capital Structures

Total Debt/	Total Debt/	Est. Cost	WACC at Various Unlevered Beta and Capital Structures (7)
Capitalization	Equity	of Debt	0.85	0.90	0.95	1.00	1.05
0.0%	0.0%	6.00%	12.18%	12.63%	13.07%	13.52%	13.97%
5.5%	10.0%	6.25%	12.19%	12.64%	13.09%	13.54%	13.99%
10.5%	20.0%	6.50%	12.22%	12.67%	13.12%	13.57%	14.02%
15.0%	30.0%	6.75%	12.26%	12.71%	13.16%	13.62%	14.07%
19.0%	40.0%	7.00%	12.31%	12.76%	13.22%	13.67%	14.13%

(1)       Source:  Ibbottson & Sinquefeld Yearbook.

(2)       Adjusted Beta. Source: Merrill Lynch Beta Book.

(3)       Book Value of Net Debt to Market Value of Equity.

(4)       Unlevered Beta equals (Levered Beta/(1 + ((1 - Tax Rate) * Debt/Equity)). Assumes Beta of debt equals zero.

(5)       Unlevered Return equals (Estimated Future Risk Free Rate + (Unlevered Beta * Risk Premium)).

(6)       Levered Cost of Equity equals (Estimated Future Risk Free Rate + (Levered Beta * Risk Premium)).

(7)       WACC equals ((Net Debt/Capitalization * (Cost of Debt * (1 - Tax Rate))) + (Equity/Capitalization * Levered Cost of Equity)).

Timing Considerations - Favorable Leveraged Finance Environment

Market Pulse

•                  Orchard Supply Hardware dividend/recap

•                  The company launched a $235 million offering of Senior Notes due 2013

•                  Expected ratings are B2/CCC+

•                  Total pro forma leverage will be around 5.0x; 6.2x adjusted

•                  Deal also includes a $120 million new Commercial Mortgage-Backed Loan

•                  Concurrent with the transaction, Ares will invest approximately $59 million in the company for a 20% stake and will have a 3 year option to acquire a majority stake

•                  Sears will retain an 80% stake and will receive a $450 million dividend payment

•                  J Crew changed the structure of its proposed term loan to a Delayed Draw Term Loan

•                  Company is pushing back IPO until Q1 2006

•                  Original TLB was nicely oversubscribed and expected to price at L+200

High Yield Index

[CHART]

Institutional Loan Pricing

[CHART]

Note:  As of November 7, 2005.

Multiples Paid in Precedent Sponsor Acquisitions of Retailers

(Dollars in Millions)

			Transaction	Transaction Value /				1 Day
Date	Target	Acquiror	Value	Sales		EBITDA		Premium
Nov-05	Linens ‘n Things	Apollo / NRDC Real Estate	$1,300	0.49x		7.1x		8%
Nov-05	Goody’s	GMM Capital / Prentice	327	0.26		6.6		34%
Sep-05	Haggar	Infinity / Perseus / Symphony	192	0.41		11.1		25%
Jun-05	Rafaella	Cerberus	213	0.91		NA		NA
May-05	Neiman Marcus	TPG / Warburg	5,100	1.40		10.3		34%
Apr-05	ShopKo	Goldner Hawn	1,054	0.34		5.7		5%
Apr-05	Brookstone	OSIM International / JW Childs	416	0.83		8.2		31%
Mar-05	Toys “R” Us	Bain / KKR / Vornado	8,184	0.72		11.2		63%
Dec-04	Eye Care Centers	Moulin / Golden Gate	450	1.16		8.3		NA
Nov-04	Dollarama	Bain Capital	885	1.75		9.5		NA
Jul-04	Mervyn’s	Sun Capital / Cerberus	1,650	0.47		5.9		NA
Jul-04	Duane Reade	Rex Corner / Oak Hill	690	0.49		9.7		NA
Apr-04	Loehmann’s	Crescent Capital	169	0.46		6.9		5%
Oct-03	GNC	Apollo	750	0.55		5.8		NA
Dec-02	Vitamin Shoppe	Bear Stearns	320	1.22		7.1		NA
Jul-01	William Carter	Berkshire Partners	424	0.85		7.3		NA
May-00	Petco	Leonard Green / TPG	589	0.57		6.3		50%

Mean				0.76	x	7.9	x	28%
Median				0.57		7.2		31%

Reverse Termination Fees

Selected Financial Sponsor Transactions

Date	Target	Reverse Fee	Transaction Value	Rev Fee as % of Transaction Value	Rev Fee as % of Sponsor Equity	Sponsor Equity	Reverse Termination Fee Provision	Comments

9/12/2005	Hertz	$175	$16,000	1.1%	$2,300	7.6%	If one or more of the Principal Investors defaults on its obligation to fund its Commitment, it shall be responsible for the entire termination fee payable to Seller under the Acquisition Agreement.	$350 million in total breakup fees if other terms of contract are breached.

9/1/2005	Haggar	7	205	3.4%	109	6.4%	Merger Sub agrees to pay $7.0 million to Target if it cannot close solely because of an inability to obtain financing.	Perseus and Symphony guarantee all obligations of the Merger Sub.

5/2/2005	Neiman Marcus	140	5,000	2.8%	1,500	9.4%

Newton Acquisition Corp (an acquisition vehicle which owns Merger Sub) agrees to pay $140.3 million if Target terminates as a result of Merger Sub’s failure to close due to its inability to receive financing.

Newton guarantees all obligations of Merger Sub. If the Merger Sub is in breach of other provisions of the agreement unrelated to its inability to obtain financing then it will also be subject to additional damages up to $500 million.

3/28/2005	Sunguard	300	10,800	2.8%	3,500	8.6%

Merger Sub agrees to pay $300 million if Target terminates as a result of Merger Sub’s breach of any of its obligations under the agreement, including its failure to close due to its inability to receive financing.

								Sponsors guarantee all obligations of Merger Sub.

Note:                  Dollars in millions.

Sale to Strategic Buyer

Illustrative Combination with DKS

(Dollars in Millions, Except Per Share Data)

							Accrection / (Dilution) to DKS				Synergies to Breakeven in 2007
	Offer	Transaction	P/E Multiple (1)				2006		2007			% of TSA
	Value	Value	2006		2007		$	%	$	%	$	Sales
Offer Price = $31.48 (Current)
(Implied Premium of 0%)	$876	$1,190	13.8	x	12.0	x
100% Cash							$0.25	13%	$0.39	16%	(37)	1.3%
50% Cash / 50% Stock							0.12	6%	0.16	7%	(18)	0.7%
100% Stock							0.03	2%	(0.00)	(0)%	0	0.0%

Offer Price = $34.75 per share
(Implied Premium of 10%)	971	1,284	15.2		13.3
100% Cash							$0.21	11%	$0.30	13%	(28)	1.0%
50% Cash / 50% Stock							0.08	4%	0.06	3%	(8)	0.3%
100% Stock							(0.00)	(0)%	(0.09)	(4)%	13	0.5%

Offer Price = $39.50 per share
(Implied Premium of 25%)	1,109	1,423	17.3		15.1
100% Cash							$0.02	1%	$0.17	7%	(16)	0.6%
50% Cash / 50% Stock							(0.08)	(4)%	(0.06)	(3)%	8	0.3%
100% Stock							(0.14)	(7)%	(0.21)	(9)%	32	1.2%

DKS Standalone	$1,895	$2,168	15.7	x	11.9	x

(1)       Based on First Call estimates as of November 11, 2005.

Major Assumptions:

(a)       Transaction date: 1/31/06.

(b)       Cash portion funded at 8.5%, based on cost of 10 year money.

(c)        No synergies assumed, but synergies to breakeven calculated.

(d)       10% of purchase premium allocated to identifiable intangibles, amortized over 15 years and assumed to be tax deductible.

(e)        Taxes on merger impact assumed to be DKS’ tax rate of 40%.

Disclaimer

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